Exhibit 99.1

Momentus First Demonstration Mission Update #3

SAN JOSE, Calif.--(BUSINESS WIRE)-- Momentus Inc. (NASDAQ: MNTS) ("Momentus" or the "Company"), a U.S. commercial space company that plans to offer transportation and other in-space infrastructure services, today provided its third Mission Update since the launch of its Vigoride-3 spacecraft on May 25.

As we previously stated in earlier updates on the inaugural flight of the Vigoride orbital transfer vehicle, the spacecraft experienced anomalies after its launch on May 25.  Since that time, we have continued work to address the anomalies and identify root causes.  Of note, the deployable solar arrays that are produced by a third party and are folded and stowed during launch did not operate as intended once in orbit. This resulted in power and communications issues with the vehicle, even though the body mounted solar panels did operate as intended.  We have been working closely with the third-party producer of the solar arrays, and in collaboration with that company have identified what we believe is the root cause of the arrays not operating as intended.  We also believe we have identified the likely root cause of the other anomalies, although further analysis continues.

After initially experiencing these anomalies, we were able to deploy two customer satellites from Vigoride on May 28.  Since that time, we have continued efforts to deploy other customer satellites, but have not confirmed any subsequent deployments.  While we previously established two-way communications with the Vigoride vehicle, we have not been able to continue such two-way communication, which we believe is due to the low power situation on the vehicle due to the deployable solar arrays not operating as intended.

In an earlier update on May 27, we indicated that we were using an unplanned frequency as we worked through the anomalies and were applying for a Special Temporary Authority (STA) from the FCC to address that situation. On June 9, we received approval of a 30-day STA from the FCC as requested.

We are continuing efforts to address the anomalies, but our level of confidence that we will be able to deploy additional customer satellites from Vigoride and perform some planned operations of the vehicle on this test and demonstration mission has substantially declined.

On a second port on the launch vehicle on May 25, we also used third party hardware from a partner company to deploy another customer satellite in orbit.  Using this hardware, our partner deployed four other satellites for their customers during this launch.

“During this first launch of the Vigoride vehicle to space, we have learned a great deal and plan to incorporate improvements in other Vigoride vehicles currently being assembled and ground-tested. This was the primary purpose of this initial Vigoride mission,” said John Rood, CEO of Momentus. “As we stated prior to the launch, we fully expected to experience challenges during this test and demonstration mission and to learn from them, which is what we are doing.”

Momentus’ plans for additional launches of the Vigoride vehicle later this year and in 2023 remain as stated in the Q1 earnings call on May 10, 2022, with agreements signed with SpaceX for launches on upcoming Transporter missions in 2022 and 2023, including Transporter 6 currently targeted for November 2022. We are working to incorporate improvements identified during the current mission on the other Vigoride vehicles that we plan to fly in space during these missions.

“I appreciate the dedication of the team at Momentus that has enabled us to conduct our first launch of customer satellites and the Vigoride vehicle,” said Rood. “This included months of detailed work to implement our National Security Agreement overseen by the Department of Defense and Department of the Treasury and working with the Federal Aviation Administration (FAA), Federal Communications Commission (FCC), and National Oceanographic and Atmospheric Administration (NOAA) to obtain the necessary government licenses, determinations, and approvals to conduct this flight.”

Rood went on to say “Space is a notoriously unforgiving environment. Like other companies that have worked through initial challenges to create successful capabilities, our engineering team at Momentus is focused on learning as much as possible from the remainder of the current Vigoride mission, and utilizing industry best practices to implement corrective actions and lessons-learned for our upcoming missions.”

About Momentus Inc.

Momentus is a U.S. commercial space company that plans to offer in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its planned in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 9, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes No obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Investors

Darryl Genovesi at investors@momentus.space

Media

Jessica Pieczonka at press@momentus.space